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     The following is a transcript of a presentation made by officers of EnPro Industries, Inc. (“EnPro”) on March 26, 2008 at the Bank of America SmidCap Conference held in Boston, Massachusetts and webcast live. Replays of the presentation were made available on EnPro’s website, http://www.enproindustries.com, on March 28, 2008. The slides accompanying the presentation are included in a Schedule 14A filed by EnPro with the Securities and Exchange Commission on March 26, 2008.
     EnPro has filed with the Securities and Exchange Commission and commenced mailing to its shareholders a definitive proxy statement for EnPro’s 2008 annual meeting of shareholders. The proxy statement contains important information about EnPro and the 2008 annual meeting of shareholders. EnPro’s shareholders are urged to read the proxy statement carefully. On March 25, 2008, EnPro began the process of mailing the proxy statement, together with a WHITE proxy card. Shareholders may obtain additional free copies of the proxy statement and other relevant documents filed with the Securities and Exchange Commission by EnPro through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Copies of the proxy statement are also be available for free at EnPro’s website, http://www.enproindustries.com, by calling EnPro at 704-731-1552, by emailing to investor@enproindustries.com, or by writing to EnPro Industries, Inc., 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Corporate Secretary. In addition, copies of the proxy statement may be requested by contacting EnPro’s proxy solicitor, MacKenzie Partners, Inc., by phone toll-free at 1-800-322-2885. EnPro and its directors, director nominees and executive officers may be deemed to be participants in the solicitation of proxies for EnPro’s 2008 annual meeting, and detailed information regarding the names, affiliations and interests of these individuals is available in EnPro’s proxy statement for its 2008 annual meeting of shareholders filed with the Securities and Exchange Commission on March 25, 2008.
     The presentation includes references to certain financial measures which are not measures under generally accepted accounting principles in the United States. These non-GAAP financial measures are segment EBITDA, pre-asbestos operating cash flows, and adjusted earnings per share. Segment EBITDA is segment profit plus depreciation and amortization attributable to EnPro’s operating segments, reduced by the profit of divested businesses and the depreciation and amortization attributable to the divested businesses. Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses or impairments related to the sale of assets and income taxes are not included in the computation of segment profit. Pre-asbestos operating cash flow and adjusted earnings per share reflect adjustments to net cash provided by operating activities of continuing operations and diluted earnings per share from continuing operations as detailed in the reconciliations of the non-GAAP financial measures included in the slides accompanying the presentation. Management of EnPro uses these non-GAAP financial measures in evaluating the performance of EnPro’s operations. Management believes that users of EnPro’s financial statements may benefit from understanding the impact of selected items, including items that may recur, on its reported net income, operating cash flows and earnings per share. This enables users to better compare EnPro with diversified industrial manufacturing companies that do not incur significant expenses related to asbestos or discontinued operations. Many such items may impact a company’s reported results; this list is not intended to present all such items.
* * *
Transcript of Presentation by Officers of EnPro Industries, Inc. at the
Bank of America SmidCap Conference
Held on March 26, 2008

Seth Weber, Bank of America

Thanks, we’re going to get started, so good afternoon, everybody. I’m Seth Weber. I’m the Machinery Analyst and the Small-Mid Cap Industrial Analyst at Bank of America. It’s our pleasure today to have with us, senior management from EnPro Industries. The company is a manufacturer and marketer of industrial sealing products, bearings, compressors, and engines. Presenting today is Bill Dries, CFO. We also have Don Washington, the Director of Investor Relations, with us today.

Before we get started, I am required to read this public appearance statement. As you are aware, we are required to make a number of conflict of interest and related disclosures in connection with our participation in this conference and the companies that we may discuss. If you would like to review these important disclosures, please pick up the packets containing the public appearance disclosures at the back of this room. PDF copies can be accessed by those of your viewing these presentations via webcast. So with that, I will kick it over to Bill.

Bill Dries, EnPro Industries, Inc.

Thanks, Seth, and good afternoon, everyone. We’re pleased to be here to tell you the EnPro story, answer any questions you have on our company and our businesses. There are three areas that I plan on covering today. First, I’m going to give you an overview and some background on our businesses and products. Second, I’ll review our four core strategies that we’ve adhered to, since we were spun out as a public company six years ago. And finally, I’ll provide some information on our recent financial performance and our outlook for 2008. I’ll also comment on our capital management policy and our share repurchase program that we recently initiated.

Before I start, I’m obliged to include our normal disclaimer on forward-looking statements and also show you this slide concerning some information on our proxy which was mailed out yesterday.

EnPro manufactures and sells engineered industrial products to a variety of customers in different industries. I’ll talk about our product and markets a little more later on. One common characteristic of our products is that they’re primarily used in critical applications where the cost of failure could be potentially very high. Many of our companies and our brands have been around for anywhere between 50 to 100 years, they’re well known, highly respected, and have leading market shares in most of the markets they participate in. About half of our revenues come from the aftermarket, which tends to be a little higher margin, as well as less subject to the ups and downs of the business cycle. And since we’ve been an independent company, we’ve consistently adhered to the same core strategies, four core strategies, which I’ll review in a few minutes. And as you’ll see in a moment, we’ve also produced consistently strong results year after year since we were spun out.

Our sales in 2007 went over the billion dollar mark for the first time and our segment EBITDA margins came in just under 20%. Sales have grown by an average about 8% a year, primarily through organic growth. We only recently stepped up our acquisition program, so most of that growth you see there is organic. Again, we’ve benefited from strong markets, market share gains, new product sales, as well as stronger foreign currencies. Our EBITDA has grown by about 15% a year over that same time period, while our segment EBITDA has improved to just under 20% compared to under 15% in 2002.

We have six major divisions that account for over 90% of our total sales. These divisions or brands command leading positions in their respective markets. For example, Garlock, the one on the top, is almost a generic name for gaskets. Its market share in the static seal space is well ahead of its next closest competitor. GGB has about 25% of its worldwide plain bearings market, almost twice as much as its next closest competitor. STEMCO is number one in wheel end seals for the heavy-duty truck industry, while Fairbanks Morse has been the number one supplier of choice for medium speed diesel engines to the U.S. Navy for over 70 years. Lastly, CPI is a leading supplier of sealing components for large compressors used in the energy industry.

This is a breakout of the major industries in which we participate. As you can see, it’s fairly diverse. We sell products into more than 40 markets. We serve customers in oil and gas, chemical, automotive, heavy-duty truck, marine transportation, utility, pulp and paper, and on and on. We’re also fairly diverse from a geographic perspective. The U.S. accounts for a little more than half of our total sales, with a balance spread over the rest of the world. Europe represents the single largest share outside the U.S., with a little over 25%. As I mentioned earlier, see the graph on the right, about half of our sales come from the aftermarket and the other half from OEM, which, as I said, the aftermarket tends to be less cyclical.

We report our operating results in three segments – the sealing products and engineered product segments, roughly the same size revenue-wise. Each accounts for 40 plus percent of our sales, with the engine products and services accounting for the remainder. The split of EBITDA is roughly equivalent to the sales breakout.

Again, if we look at the individual segments, Garlock and STEMCO make up most of the sealing product segments. Garlock is our largest division, sells seals and gaskets and compression packing for both static and rotary applications. They sell on a worldwide basis into many heavy-duty process industries, many of which you see included on there. In addition to these markets, you’ll also find their product in nuclear reactor containment vessels, race car engines, gas turbines, airplanes, and a host of other applications. Again, the seals and gaskets are designed to withstand tremendous amounts of heat and pressure, as well as highly corrosive atmospheres and they also have to achieve very high tolerance levels as well. We make seals as small as a half inch in diameter that we sell for pennies, to as large as 25 feet in diameter that would be used to seal a nuclear reactor containment vessel that costs about $30,000.

STEMCO makes or sells a variety of products for the heavy-duty truck industry. They primarily go on the end of the wheels – seals, bearings, hubcaps, axle fasteners, hub odometers, air pressure monitoring systems. Their ultimate customers are class 8 truck and trailer manufacturers, as well as the fleet owners.

The segment produced modest sales and earnings growth in 2007, as weak conditions in STEMCO’s heavy-duty truck market depressed the results there. However, activity in many of their other markets, particularly energy, remains strong. About 70% of the segment sales comes from the aftermarket, which helps cushion the impact of market slowdown.

The engineered product segment consists of primarily three divisions – GGB, Quincy, and CPI. GGB sells non-roller bearings into a variety of markets and industries. The bearing is typically a metal cylinder with a special coating on the inside, usually made of some sort of a polymer, that provides a friction-free surface that either reduces or eliminates the need for lubrication. About a third of its sales go into the automotive market and can be found in windshield wipers, door hinges, seat adjusters, shock absorbers, convertible roofs, that sort of thing, basically everywhere but inside the engine. There’re usually hundreds of these bearings in a typical car. The other two-thirds of its products go into the industrial markets and can be found in pumps and motors, agricultural and construction equipment, snowmobiles, ski lifts, office furniture, and on and on. Again, we make bearings that range in size from as small as an eighth of an inch in diameter that sell for about a dime that would be used in a fuel injection pump, to bearings that could be as big as three feet in diameter, that you’d find in a windmill or in a hydroelectric gate or something like that that would sell for a few hundred dollars.

Quincy makes air compressors that are used in manufacturing plants, primarily to power machine tools and hand tools. They’re also used in medical facilities, construction sites, offshore drilling platforms, and various other applications. Again, we sell them as small as two horsepower, which would sell for about a thousand dollars and that you’d find in a – you went to your dentist, there’s an air compressor that drives the drill, or your local gas station, service station, they use these to inflate the tires. We also make them as large as 500 horsepower that would sell for as much as $50,000. Again, you’d find them in offshore oil platforms and that sort of thing.

The last, Compressor Products International, or CPI, makes wear parts and sealing components like rings and valves, for the very large reciprocating compressors. Again, these compressors, are used to compress various gases and would be used in oil refineries, chemical factories, and gas gathering and transmission systems. This is the one division in which we’ve been the most active on the acquisition front. We’ve essentially doubled its size revenue-wise over the course of the last year and a half.

Again, this segment had a very good performance in 2007, double-digit percentage gains in both sales and profits with EBITDA margins just in excess of 20%. Again, most of its markets experienced relatively solid conditions.

And then lastly our engine products and services segment consists of Fairbanks Morse Engine. They make heavy duty medium-speed diesel and natural gas engines for both military and commercial markets. Their engines are made under license from two large European-based engine companies. You find their engines primarily in Navy ships, providing either the propulsion or the heat, light, and electricity, again, depending on the size and the nature of the vessel. As I said before, they’ve been the Navy’s supplier of choice for medium-speed diesel engines for over 70 years.

In addition to Navy applications, these engines are also used to supply backup power for various industrial and commercial facilities like power generation plants, office buildings, hospitals, colleges, and various other applications. They’ve been making engines for over 100 years and we estimate that there are about 5,000 of their engines out and currently active in the market, so that serves as a good foundation for their parts and service business, which typically accounts for about half of their total sales.

The segment saw significant improvements in their operating results in 2007. It put many of its operating problems behind it, and the Navy ship building programs remained very active. Its backlog at the end of the year was up more than 50% from where it was to start the year.

That’s a summary of our businesses. Now I’ll talk about our strategies. We’ve adhered to the same four core strategies since we’ve been an independent company. Again, the first three are fairly common amongst most companies – improve our operational efficiency, expand our product offering and penetrate new markets, and then strengthen the mix of our businesses. The last, the fourth one, is usually what sets us apart from most other companies—closely manage our asbestos settlements. Let me just talk about each one of them very briefly.

In 2002 we implemented a program called Total Customer Value, or TVC. It’s basically a lean manufacturing program tailored after the Toyota production system. We’ve sent all of our employees, all 4,500, 4,600 of our employees through formal training, familiarized them with the lean manufacturing concepts and practices. Since we adopted TCV, we’ve seen improvement in a number of key metrics, including higher productivity, better on-time deliveries, lower scrap, reduced inventories. We’ve also invested in upgrading and modernizing a number of our older facilities and building new plants in low-cost areas. In addition to the U.S., we’ve opened new plants in Eastern Europe, China, and India. We’ve spent well over $200 million on capital expenditures and restructuring activities since 2002. These programs, along with the embrace–so these expansion plans, along with the embrace of the TCV program, have played a large part in enabling us to improve the margins that I showed on an earlier slide.

Our second strategy really has two parts, again, to increase the penetration or the pace of introduction of new products and to enter into new markets. And we beefed up the engineering and marketing functions at all of our businesses and instituted Voice of the Customer Programs there as well. Again, we’ve made new product development one of our key measuring stones and a high priority, with a goal of achieving 20% of our sales each year from new products. And a new product is defined as any product that’s been introduced within the last five years. We’re well on our way to that 20% goal. We were in the mid-teens last year, up from 7% when we first started five years ago, and we continue to make steady progress each year.

Our other new focus is on new markets. A number of our businesses, generally, or historically, relied on some of these slower growing, more mature industries for the bulk of their activity, and while these markets remain very important to us, we look to diversify for both the geographic and as well as an industry perspective. Again, we’ve worked on expanding our presence in some of the faster growing and more technologically advanced markets like medical, pharmaceutical, food, aerospace, and semiconductors.

The third strategy is to strengthen the mix of our business. Again, our focus has been on growing the businesses that we know best and which we currently enjoy strong market shares. We look at acquisitions as a vehicle to broaden our product offering, as well as to enable us to expand or establish a presence in a new market or geographic region. Again, our strategy is primarily to pursue complementary, modest-sized, bolt-on acquisitions that largely fall under the radar screen. And that way we’re not competing against multiple buyers and auction type situations. Having said that, we’re not averse to entering into an auction if we believe that the strategy and the economics makes sense and we see opportunities for significant synergies.

Again, aside from being consistent with our strategy, our primary financial criteria for any potential acquisition is that it be able to achieve acceptable returns within a reasonable period of time, and we define acceptable as comfortably ahead of our cost of capital.

Here’re some examples of some acquisitions we’ve made. We acquired Pikotek in 2003, which gave us a presence for the first time in the upstream oil and gas sector. And prior to that, we’ve primarily been focused in the downstream side. The company has performed extraordinarily well. In the four plus years we’ve owned them, their operating margins are among the highest in the company and our internal rate of return after tax on this company, on this investment, has been well in excess of 30%.

We’ve acquired a number of small businesses for our compressor products division, CPI, since the middle of 2006, and as I mentioned before, more than doubling its size in terms of annual sales and expanding our presence significantly outside the U.S. In addition to adding new products to our portfolio, it’s also helped us to broaden our service capabilities and has given us an entrée to the OEM segment of the market. Prior to that, we focused almost exclusively on the aftermarket.

The most recent acquisition, which we just announced about three weeks ago, is V.W. Kaiser, a manufacturer of king pins and special bushings for the heavy-duty truck market. Again, we feel that exposing this new product to STEMCO’s far more extensive distribution channel provides us with an excellent opportunity to grow its sales substantially from its current base.

Again, on the latter two, although it’s still a little too early to measure the financial returns since we’ve acquired them so recently, we’re confident that they will meet, if not exceed, the level of acceptable returns that I described before.

Our acquisition activity has picked up considerably. In the last two years, since the middle of 2006, we’ve consummated about 10 transactions and added about $90 million of sales to the company on an annualized basis, at what we consider to be very attractive margins as well. We have a growing pipeline of potential opportunities that we are constantly evaluating for proper fit. Despite the increase in our activity, we have remained disciplined throughout this whole process. We’ve walked away from a number of deals where we felt that the seller’s price expectations were unrealistic or that we wouldn’t be able to achieve a level of acceptable returns in a reasonable timeframe.

Again, this last strategy and the one that is somewhat unique to EnPro is the effective management of our asbestos litigation. Garlock gaskets were at one time made out of asbestos. Asbestos was and is one of the best materials that there is in terms of its ability to withstand tremendous amounts of heat, which obviously is very critical in an application like an oil refinery or a chemical plant. We stopped – Garlock stopped using asbestos on a wide-scale basis back in the mid 1980s when the dangers of raw asbestos became fairly widely known. In fact, they were a leader in the industry in developing an asbestos substitute.

You can see on the chart on the left, we’ve seen a dramatic fall off in the number of claims filings over the last four years, to a point where the annualized figures are now the lowest they’ve been in more than 20 years. Again, there are a couple of key factors driving that. One is demographics. The population that may have been exposed to asbestos continues to shrink. Many in the scientific community believe that we seeing the long-term declining trends in new claims that many of the experts have been calling for for a long time.

Secondly, a number of key states have enacted tort reform to make it much tougher to file suspicious claims. In addition, a lot of courts and judges as well have taken a harder line and have raised the bar in terms of accepting cases for review. So in line with the claims – the decline in claims filings and as a result of the strategies we’ve employed, our net cash outflows after insurance recoveries have declined as well, as you can see on the right.

At the end of December, we had under $300 million, or $400 million, about $382 million, of solvent insurance and assets and trusts which will be collected over the course of the next 10 years. These policies are largely with U.S.-based investment grade insurance carriers. We’ve estimated our liability for existing and future claims for the next 10 years at more than 500 million. Again, these represent – these estimates represent claims only and are updated regularly. We do not recognize or accrue for legal fees and expenses until we’ve actually – until they’ve actually been incurred.

Our strategy for managing asbestos has been and will continue to be the same, and that’s to focus on controlling the effect of asbestos claims on our cash flows. So if I were to leave you with the key points to take away from this asbestos situation, it would be these. One, we view asbestos as a manageable cash flow issue. We believe that we’ve demonstrated our ability to manage this effectively over the course of the last five to six years. We have no coverage disputes with any of our insurers. We expect the number of claims to continue to decline in line with the recent trends. And finally, EnPro should continue to grow and be a bigger, stronger company, such that by the time the insurance runs out, we’ll be capable of generating cash flows more than sufficient to not only address any residual asbestos liability we may have, but also to continue to invest in and grow the business. Enough said on asbestos.

We generated record results in 2007. Sales were up 11% and segment EBITDA was up 14%, producing an improvement in our EBITDA margins just under 20%. Results benefited from a combination of higher sales volumes, productivity improvements, better pricing, acquisitions, as well as a weaker dollar. With increased operating earnings have come increased cash flows. This has enabled us to satisfy our asbestos obligations, as well as to fund the significant investments in growth initiatives and capital spending that I described earlier. Pro forma earnings have shown a nice steady increase and upward trend, increasing at an average rate of about 21% a year.

This is a summary of our capital management policy that we’ve adhered to and which is consistent with the core strategies that I reviewed earlier. We believe that we create the greatest long-term value for our shareholders by growing our company through continued investments in our existing businesses, as well as through a judicious acquisition program. However, we also realize and recognize that maintaining flexibility is critical. We need to retain sufficient liquidity in the company to protect ourselves in the event of any unforeseen developments, either on the asbestos front or the economic front.

The extent we have capital in excess of what we believe is necessary to grow the businesses, as well as to maintain flexibility, we will consider returning that excess to our shareholders. In fact, that’s exactly what we’ve done. Earlier this month we announced $100 million share buyback program. We executed $50 million immediately through an accelerated share repurchase or ASR program with a large financial institution, which basically involved the retirement of 1.7 million of our shares, or about 8% of our total shares outstanding. Once the ASR is complete, which should be within let’s say the next three to five months, we will commence an open market program where it is our intent to purchase another $50 million over the course of the following year. Again, we believe that these actions strike the right balance between returning capital to our shareholders and allowing us to continue to pursue our strategy of growing the business while enabling us to maintain the appropriate amount of flexibility.

Our board and our management team have always been committed to good governance. We’ve consistently received very high ratings from ISS. Our board is highly qualified and independent and has always been very actively involved in all key decisions. As some of you may know, Ernie Schaub, our CEO, who has been our CEO since we were spun off, recently announced his retirement. He will be leaving the company shortly and his successor was announced about two weeks ago. Steve Macadam has been CEO at BlueLinx, a public company and a distributor of building products. He will be joining us in mid April.

At this point, and despite the somewhat pessimistic outlook in many quarters, we expect to see continued improvement in our operating results in 2008. Having said that, we do expect the pace of growth to slow from what we’ve experienced in the recent past. We expect that our sales and earnings will improve modestly over 2007, that we benefit from the recent acquisitions, as well as increases in unit volumes due to both market growth as well as market share gains.

So in summary, we have a business with strong brand names and leading market shares. We have shown strong, steady improvement in our operating results year over year. Our management team has consistently adhered to the same core strategies that we’ve articulated since we became an independent company and which have proven to be very successful. So with that, be glad to take any questions.

Yes, sir.

Question and Answer

Q:	(unintelligible)

Bill Dries:	Yeah, I’m not sure – the question was, can I describe the difference in margin profile between new products and old products. I don’t have a...

Q:	(unintelligible)

Bill Dries:	We would expect to see improved margins from new products to the extent that we’re introducing new products that are novel or different to the market or bringing additional features, performance features, that customers should be willing to pay for. So our general rule of thumb is that we should see improved margins on new products.

Q:	Have you given any guidance? Can you quantify that?

Bill Dries:	No, I mean measuring products – at the product line levels, it’s difficult or I mean once you get below the gross margin level, it’s not something that makes a whole lot of sense to try to quantify. Can I quantify that differential? No. I mean it all depends. Circumstances vary and differ from company to company, from market to market.

Q:	And the second question would be, in terms of acquisitions, how big of an acquisition are you capable of making?

Bill Dries:	The question is, how big of an acquisition do we think we’re capable of making? As I’ve said, we primarily – our strategy has been to focus on the modest sized bolt-ons and so as a result we’ve spent anywhere from 10 to 50 million . . .. We believe we have the capacity to go larger than that. We’ve indicated in the past that we would be open to looking at a new platform, and in order to acquire something of sufficient size and scale, one would think you’d end up having to spend something in the 100 to 200 plus million dollar range. We think we could handle that pretty comfortably. But what we’ve found is that by focusing on what we have, in many cases you’re dealing with private companies, family owned – we’ve established long-term working relationships with them. They’re not – they’re situations where they’re small enough, they don’t show up on the radar screen of a lot of the larger PE firms or acquirers and therefore, the competitors are limited. And we find that the seller’s price expectations are far more reasonable than the larger companies and we have a lot less competition, so we think we get much better value. So I think just – our natural bent will be continue to focus – we think there are lots of opportunities in the markets that we’re in. There are market segments geographically as well as industry that we’re not in right now and the best way we believe to get in would be through some sort of an acquisition and so we will probably tend to focus on the smaller ones.

Yes, sir.

Q:	What are your strategic plans for the engine business and if you intend to hold it, how can you drive growth in that? Is that acquisition opportunity to grow that business?

Bill Dries:	Most of our acquisition activity and most of our focus has been on the divisions that – or the businesses that we know best and we have very strong leading market shares. We’ve made no secret of the fact that the engine business is – it’s a lot different than all our other businesses. We make 600 million bearings a year. We make millions of seals a year and we make 15 engines. As I’ve said before, our bearings and seals run as small as a quarter of an inch to a few feet in diameter. Some of our engines we could barely fit into this room. So I think that we’ve consistently said that long term we don’t see the engine business as being a part of our product portfolio. Having said that, it has had its problems, primarily operational, and we said we needed to fix that before we’d think about even putting it up for sale. We changed out our management team in the latter part of ’06. They went in and did a very good job last year. You see the numbers, their results improved dramatically over 2006. We’ve always maintained that that business should always be at least a low double-digit margin business. It won’t generate the 16, 17% margins that our sealing or our engineer products businesses will generate, just because of the nature of the product and the market and the customers, but it ought to be a good solid 11, 12% margin business. And we got it there. 2007 was the first full year reflecting the benefits of the change in management and policies and procedures. The company is doing well right now. Its outlook is very well. The U.S. Navy continues to look at expanding and upgrading its fleet. They have been a prime beneficiary of that and so I think the outlook remains good for that business as well. So we’re not in a rush to sell it. We look for the right opportunity. We’d also look to ensure that we have some place or somewhere to deploy the funds that we’d realize, so again, beyond – we’ve not set ourselves an artificial timeline or deadline to sell it by either. At the end of the day, it’s a good business, it’s helping us right now, it’s not hurting us and we’ll continue to operate it and divest it if and when we think it’s appropriate.

Anybody else?

Seth Weber:	I’ll throw one out here, Bill. From the machinery world, a lot of the names that I cover have talked about a shortage of bearings across the space. And I notice that one of the areas where you’ve added capacity over the last year is in the bearings space. Is that opportunistic? Are you trying to take share there? Are you doing things that your competitors are not doing? And then second part, can you talk about areas where – other areas where you might be adding capacity going forward?

Bill Dries:	Sure. In the bearings business, the capacity additions have primarily been in low-cost countries or segments of the world. We’ve built a brand-new facility in Eastern Europe and opened up back in 2004. Again, primarily to take advantage of not only the lower cost base in Eastern Europe, but also to try to penetrate and grow in what we looked at then is the growing markets in many Eastern European countries, particularly on the automotive side. As a result of that move, it wasn’t strictly a capacity addition. In that particular case, we acquired that business from Dana, back in 2001, and at the time, many of our products were made in their factories and their products were made in our factories and we had a three-year transition period where they had to move out of ours and we had to move out of theirs. So that was as much a replacement as it was expansion of capacity, but we’ve been able to take advantage of the cost structure there and move some production out of a higher cost Western European countries.

More recently we have just – we are just about finished, in fact, we have our grand opening on April 9 for our new bearings plant in China, which is located out of Shanghai. Again, that plant will be dedicated solely to servicing the Chinese market. We’ve had over the years a number of our large Western customers have established plants there and we’ve been servicing those plants from either our U.S. or European-based operations. So they have asked us to establish a presence there, which we have. So that will be solely there to focus and cater to the Chinese market.

And then lastly, we’re in the process and are close to also opening a new plant we built in India, outside of Mumbai. Again, looking solely to cater to the Indian industry, which again we believe has got a lot of potential growth. So you won’t see any capacity expansion in the U.S. or in the industrialized countries in Western Europe. We believe we’ve got more than sufficient capacity there. Anybody else? Well, thanks for coming and listening. We appreciate it.

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